Exhibit 23.2

Consent of Independent Certified Public Accountants

We have issued our report dated September 4, 2012, with respect to the consolidated financial statements of High Sierra Energy GP, LLC and subsidiaries as of December 31, 2011 and for the three years then ended, included in the Current Report on Form 8-K/A dated September 4, 2012, of NGL Energy Partners LP, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP

Denver, Colorado

November 20, 2012